Exhibit 99.1

                       The Bon-Ton Stores, Inc. Announces
      Fourth Quarter and Fiscal 2005 Results; Company Gives Guidance Range
                                for Fiscal 2006

    YORK, Pa.--(BUSINESS WIRE)--March 9, 2006--The Bon-Ton Stores, Inc. (NASDAQ:BONT) today reported results for the fourth quarter and fiscal 2005 ended January 28, 2006.

    Income

    The Company reported net income of $38.2 million, or $2.30 per share, for the fourth quarter of fiscal 2005, which was positively impacted by an income tax adjustment of approximately $2.2 million, or $0.13 per share, as more fully described in "Taxes" below, and negatively impacted by a pre-tax charge of $2.4 million, or an after-tax impact of $0.09 per share, associated with the closing of four stores, compared to net income of $26.8 million, or $1.65 per share, in the prior year period.
    For fiscal 2005, the Company reported net income of $26.0 million, or $1.57 per share, which was positively impacted by the income tax adjustment of approximately $2.2 million, or $0.13 per share, as more fully described in "Taxes" below, and negatively impacted by a pre-tax charge of $2.3 million, or an after-tax impact of $0.08 per share, associated with the sale of its proprietary credit card operations in the second quarter and a pre-tax charge of $2.6 million, or an after-tax charge of $0.10 per share, associated with the closing of four stores, versus net income of $20.2 million, or $1.24 per share, reported for the comparable period last year. Fiscal 2004 included a $1.8 million pre-tax charge, or an after-tax impact of $0.07 per share, for costs associated with the closing of the Company's Pottstown, Pennsylvania store in the second quarter.

    Sales

    As previously announced, for the fourth quarter of fiscal 2005, total and comparable store sales increased 0.3% to $464.6 million compared to $463.3 million for the same period last year.
    Fiscal 2005 total sales decreased 1.8% to $1,287.2 million compared to $1,310.4 million for the same period last year. Comparable store sales in fiscal 2005 decreased 1.6%.

    Other Income

    Other income increased $11.3 million in the fourth quarter of fiscal 2005 and $11.2 million for fiscal 2005, as compared to the prior periods, primarily due to program revenue received in the fourth quarter of fiscal 2005 under the Credit Card Program Agreement with HSBC Bank Nevada, N.A. ("HSBC").

    Gross Margin

    In the fourth quarter of fiscal 2005, gross margin dollars increased $6.4 million from the prior year period, largely reflecting an increased gross margin rate. The gross margin rate increased 1.3 percentage points to 37.3% of net sales as compared to 36.0% reported last year, reflecting lower net markdowns in the fourth quarter of fiscal 2005. Fiscal 2005 gross margin dollars decreased $15.0 million, reflecting the lower sales volume and a reduced gross margin rate. Fiscal 2005 gross margin rate decreased by 0.5 percentage point to 36.1%, versus 36.6% reported in the prior year period.

    Selling, General and Administrative Expenses

    Selling, general and administrative ("SG&A") expenses increased $4.8 million in the fourth quarter of fiscal 2005, including a $2.3 million pre-tax charge associated with the closing of four stores. The fourth quarter of 2004 included $5.3 million of income, net of expenses, associated with the Company's proprietary credit card operations. The SG&A expense rate increased 0.9 percentage point to 26.1% of net sales, compared to 25.2% for the same period last year.
    Fiscal 2005 SG&A expenses, which reflect a decrease of $8.8 million compared to the prior year period, include a $1.3 million pre-tax charge associated with the sale of the Company's proprietary credit card operations in the second quarter of fiscal 2005 and a pre-tax charge of $2.4 million associated with the closing of four stores in fiscal 2005. Fiscal 2005 SG&A expense rate decreased by 0.1 percentage point to 31.6% of net sales, compared to 31.7% for the prior year period. Fiscal 2004 included a $1.8 million pre-tax charge associated with the closing of the Company's Pottstown, Pennsylvania store in the second quarter.

    EBITDA

    EBITDA, defined as net income before interest, income taxes, depreciation and amortization, increased $12.9 million to $66.2 million from $53.2 million, and increased $5.0 million to $78.3 million from $73.3 million, in the fourth quarter and fiscal year 2005, respectively, as compared to the comparable prior year periods. EBITDA is not a defined term under generally accepted accounting principles - see Note 1 below.

    Depreciation and Amortization

    Depreciation and amortization expense in the fourth quarter of fiscal 2005 decreased $0.6 million compared to the prior year period. Fiscal 2005 depreciation and amortization expense, which includes accelerated depreciation on software associated with the Company's credit operation, increased $0.3 million over the prior year period.

    Interest

    Interest expense, net decreased $1.0 million in the fourth quarter of fiscal 2005 and $1.4 million in the current year as compared to the respective prior year periods. Interest expense was positively impacted by a reduction in long-term debt as a result of applying the proceeds from the credit card sale in early July 2005, partially offset by an increase in interest rates.

    Taxes

    During the fourth quarter of fiscal 2005, the Company recorded an income tax benefit adjustment of approximately $2.2 million associated principally with a net reduction of income tax valuation allowances that were established in connection with the October 2003 purchase of The Elder-Beerman Stores Corp., partially offset by the income tax impact from the sale of the credit card operations.

    Comments

    James H. Baireuther, Vice Chairman and Chief Administrative
Officer, commented, "We completed several significant initiatives throughout the year to better position the Company, including:

    -- Successfully completing the integration of the Elder-Beerman stores and achieving cost savings that exceeded plan;

    -- Selling our proprietary credit card business to HSBC, allowing us to reduce our debt by $85 million and reduce our interest expense;

    --  Maintaining our SG&A rate with the reduction in sales;

    -- Closing four unprofitable stores, which we expect will have a positive impact of approximately $3.0 million on our fiscal 2006 pre-tax earnings; and expanding three stores by a total of 58,000 square feet, increasing productivity with expanded merchandise selections; and

    -- Managing our inventory levels and merchandise receipts in line with sales."

    Mr. Baireuther continued, "The realization of these initiatives strengthened our balance sheet and positioned the Company for strategic growth. As announced on March 6, 2006, we successfully completed the acquisition of Saks' Northern Department Store Group, increasing our geographic presence to 279 stores in 23 states. We look forward to realizing the potential of this business combination. Our earnings per share guidance estimate for fiscal 2006 is $2.15 to $2.35. We also expect to have fiscal 2006 EBITDA in the range of $270 to $280 million."
    The Company's quarterly conference call to discuss the fourth quarter and fiscal 2005 will be broadcast live at 10:00 a.m. eastern time. To access the call, please visit the investor relations section of the Company's website at www.bonton.com/investor/home.asp. An online archive of the broadcast will be available within two hours after the conclusion of the call. You may also participate by calling 973-409-9254 at 9:55 a.m. Eastern time. Please provide the operator with the conference PIN 7092394. A taped replay of the conference call will be available within two hours of the conclusion of the call and will remain available through Thursday, March 23, 2006. The number to call for the taped replay is 973-341-3080 and the conference PIN is 7092394.
    The Bon-Ton Stores, Inc. operates 279 department stores in 23 states in the Northeast, Midwest and Great Plains under the Bon-Ton, Elder-Beerman, Bergner's, Boston Store, Carson Pirie Scott, Herberger's and Younkers nameplates. The stores offer a broad assortment of brand-name fashion apparel and accessories for women, men and children, as well as cosmetics, home furnishings and other goods. For further information, please visit the investor relations section of the Company's website at www.bonton.com/investor/home.asp.

    Statements made in this press release, other than statements of historical information, are forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that may cause results to differ materially from those set forth in these statements. Factors that could cause such differences include, but are not limited to, risks related to retail businesses generally, additional competition from existing and new competitors, uncertainties associated with opening new stores or expanding or remodeling existing stores, risks related to the Company's integration of the business and operations comprising the Northern Department Store Group, the ability to attract and retain qualified management, the dependence upon key vendor relationships and the ability to obtain financing for working capital, capital expenditures and general corporate purposes. Additional factors that could cause the Company's actual results to differ from those contained in these forward-looking statements are discussed in greater detail in the Company's periodic reports filed with the Securities and Exchange Commission.

    Note 1: As used in this release, EBITDA is defined as net income before interest, income taxes, depreciation and amortization. EBITDA is not a measure of financial performance under generally accepted accounting principles ("GAAP"). However, we present EBITDA in this release because we consider it to be an important supplemental measure of our performance and believe that it is frequently used by securities analysts, investors and other interested parties to evaluate the performance of companies in our industry and by some investors to determine a company's ability to service or incur debt. In addition, our management uses EBITDA internally to compare the profitability of our stores. EBITDA is not calculated in the same manner by all companies and accordingly is not necessarily comparable to similarly entitled measures of other companies and may not be an appropriate measure for performance relative to other companies. EBITDA should not be assessed in isolation from or construed as a substitute for net income or cash flows from operations, which are prepared in accordance with GAAP. EBITDA is not intended to represent, and should not be considered to be a more meaningful measure than, or alternative to, measures of operating performance as determined in accordance with GAAP. A reconciliation of net income to EBITDA is provided in the financial schedules accompanying this release.



                         - tables to follow -


              THE BON-TON STORES, INC. AND SUBSIDIARIES
                     CONSOLIDATED BALANCE SHEETS


(In thousands except share and per share
 data)                                         January 28, January 29,
(Unaudited)                                       2006        2005
----------------------------------------------------------------------
Assets
Current assets:
   Cash and cash equivalents                   $    9,771  $   22,908
   Retained interest in trade receivables, net
    of allowance for doubtful accounts and
    sales returns of $6,172 at January 29,
    2005                                                -      82,576
   Other receivables, net of allowance for
    doubtful accounts of $1,853 and $244 at
    January 28, 2006 and January 29, 2005,
    respectively                                   16,457      11,967
   Merchandise inventories                        284,584     296,382
   Prepaid expenses and other current assets       11,955      12,253
   Deferred income taxes                            8,175       4,819
----------------------------------------------------------------------
      Total current assets                        330,942     430,905
----------------------------------------------------------------------
Property, fixtures and equipment at cost, net
 of accumulated depreciation and amortization
 of $216,740 and $198,797 at January 28, 2006
 and January 29, 2005, respectively               167,679     168,304
Deferred income taxes                              45,404      24,908
Goodwill                                            2,965       2,965
Intangible assets, net of accumulated
 amortization of $5,355 and $5,364 at January
 28, 2006 and January 29, 2005, respectively        5,013       9,400
Other assets                                        9,340       9,674
----------------------------------------------------------------------
      Total assets                             $  561,343  $  646,156
----------------------------------------------------------------------
Liabilities and Shareholders' Equity
Current liabilities:
   Accounts payable                            $   87,318  $  101,151
   Accrued payroll and benefits                    18,986      25,361
   Accrued expenses                                52,692      46,646
   Current maturities of long-term debt               961         869
   Current maturities of obligations under
    capital leases                                     74         939
   Income taxes payable                            26,743       4,817
----------------------------------------------------------------------
      Total current liabilities                   186,774     179,783
----------------------------------------------------------------------
Long-term debt, less current maturities            42,491     178,257
Obligations under capital leases, less current
 maturities                                            24          98
Other long-term liabilities                        39,960      25,461
----------------------------------------------------------------------
      Total liabilities                           269,249     383,599
----------------------------------------------------------------------
Shareholders' equity:
   Preferred Stock - authorized 5,000,000
    shares at $0.01 par value; no shares
    issued                                              -           -
   Common Stock - authorized 40,000,000 shares
    at $0.01 par value; issued shares of
    14,195,664 and 13,568,977 at January 28,
    2006 and January 29, 2005, respectively           142         136
   Class A Common Stock - authorized
    20,000,000 shares at $0.01 par value;
    issued and outstanding shares of 2,951,490
    at January 28, 2006 and January 29, 2005           30          30
   Treasury stock, at cost - shares of 337,800
    at January 28, 2006 and January 29, 2005       (1,387)     (1,387)
   Additional paid-in-capital                     129,614     119,284
   Deferred compensation                           (6,663)     (1,096)
   Accumulated other comprehensive loss                (5)       (427)
   Retained earnings                              170,363     146,017
----------------------------------------------------------------------
      Total shareholders' equity                  292,094     262,557
----------------------------------------------------------------------
      Total liabilities and shareholders'
       equity                                  $  561,343  $  646,156
----------------------------------------------------------------------



              THE BON-TON STORES, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF OPERATIONS


                              THIRTEEN                FIFTY-TWO
                             WEEKS ENDED             WEEKS ENDED
                       ----------------------- -----------------------
(In thousands except
 share and per share
 data)                 January 28, January 29, January 28, January 29,
(Unaudited)               2006        2005        2006        2005
----------------------------------------------------------------------

Net sales              $  464,615  $  463,293  $1,287,170  $1,310,372
Other income               14,327       3,040      20,425       9,251
----------------------------------------------------------------------
                          478,942     466,333   1,307,595   1,319,623
----------------------------------------------------------------------

Costs and expenses:
   Costs of
    merchandise sold      291,479     296,565     822,171     830,414
   Selling, general
    and administrative    121,297     116,530     407,145     415,921
   Depreciation and
    amortization            6,559       7,122      28,084      27,809
----------------------------------------------------------------------
Income from operations     59,607      46,116      50,195      45,479
Interest expense, net       2,342       3,380      12,052      13,437
----------------------------------------------------------------------

Income before income
 taxes                     57,265      42,736      38,143      32,042
Income tax provision       19,094      15,890      12,129      11,880
----------------------------------------------------------------------

Net income             $   38,171  $   26,846  $   26,014  $   20,162
----------------------------------------------------------------------

Per share amounts -
   Basic:
      Net income       $     2.34  $     1.68  $     1.61  $     1.27
----------------------------------------------------------------------

   Basic weighted
    average shares
    outstanding        16,290,287  16,012,637  16,204,414  15,918,650

   Diluted:
      Net income       $     2.30  $     1.65  $     1.57  $     1.24
----------------------------------------------------------------------

   Diluted weighted
    average shares
    outstanding        16,620,234  16,314,534  16,518,268  16,253,254



Other financial data:
EBITDA (1)             $   66,166  $   53,238  $   78,279  $   73,288



(1) EBITDA Reconciliation

The following table reconciles net income to EBITDA for the periods indicated:


                              THIRTEEN                FIFTY-TWO
                             WEEKS ENDED             WEEKS ENDED
                       -----------------------------------------------
(In thousands)         January 28, January 29, January 28, January 29,
(Unaudited)               2006        2005        2006        2005
----------------------------------------------------------------------

Net income             $   38,171  $   26,846  $   26,014  $   20,162
Adjustments:
   Income tax
    provision              19,094      15,890      12,129      11,880
   Interest expense,
    net                     2,342       3,380      12,052      13,437
   Depreciation and
    amortization            6,559       7,122      28,084      27,809
----------------------------------------------------------------------

EBITDA                 $   66,166  $   53,238  $   78,279  $   73,288
----------------------------------------------------------------------



    CONTACT: The Bon-Ton Stores, Inc.
             Mary Kerr
             Vice President
             Corporate Communications
             (717) 751-3071